THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.

THIS NOTE IS ISSUED IN CONNECTION WITH AN EXCHANGE AGREEMENT BETWEEN THE PAYEE AND THE MAKER OF EVEN DATE HEREWITH, PURSUANT TO WHICH THE PAYEE EXCHANGED, SURRENDERED, AND CONVERTED OTHER SECURITIES FOR THESE SECURITIES, ALL AS SET FORTH IN THE EXCHANGE AGREEMENT.

CONVERTIBLE PROMISSORY NOTE

U.S. $30,000.00	December 14, 2009

Original Investment Date (determined pursuant to Rule 144(d)(3)(ii))	June 3, 2008

FOR VALUE RECEIVED, Quest Minerals & Mining Corp., a Utah corporation (the “Maker”), hereby promises to pay to Francis J. Conway, or its successors and assigns (the “Payee”), at its address at 217 Collingwood Avenue, Fairfield, Connecticut 06825, or to such other address as Payee shall provide in writing to the Maker for such purpose, a principal sum of Thirty Thousand Dollars (U.S. $30,000.00).  The aggregate principal amount outstanding under this Note will be conclusively evidenced by the schedule annexed as Exhibit B hereto (the “Loan Schedule”), up to a maximum principal document of U.S $30,000.  The entire principal amount hereunder shall be due and payable in full on December 14, 2011 (the “Maturity Date”), or on such earlier date as such principal amount may earlier become due and payable pursuant to the terms hereof.

1.           Interest Rate.  Interest shall accrue on the unpaid principal amount of this Unsecured Convertible Promissory Note (the “Note”) at the rate of four percent (4%) per annum from the date of the first making of the loan for such principal amount until such unpaid principal amount is paid in full or earlier converted into shares (the “Shares”) of the Maker’s common stock, $0.0001 par value (the “Common Stock”) in accordance with the terms hereof.  Interest hereunder shall be paid on the Maturity Date or on such earlier date as the principal amount under this Note becomes due and payable or is converted in accordance with the terms hereof and shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.           Conversion of Principal and Interest.  Subject to the terms and conditions hereof, the Payee, at its sole option, may deliver to the Maker a notice in the form attached hereto as Exhibit A (a “Conversion Notice”) and an updated Loan Schedule, at any time and from time to time after the date hereof and prior to the payment of the principal amount and all accrued interest thereon (the date of the delivery of a Conversion Notice (except as otherwise set forth in the last sentence of this paragraph, a “Conversion Date”), to convert all or any portion of the outstanding principal amount of this Note plus accrued and unpaid interest thereon, for a number of Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note plus the accrued and unpaid interest thereon being converted by the Conversion Price (as defined in Section 15).  Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereunder in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Notice and the Loan Schedule.

3.           Certain Conversion Limitations.

(a)           The Payee may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Payee, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 15) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock.  Since the Payee will not be obligated to report to the Maker the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Payee or an affiliate thereof, the Payee shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder.  The provisions of this Section may be waived by Payee upon not less than 61 days’ prior notice to the Maker.

(b)           The Payee may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Payee, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock.  Since the Payee will not be obligated to report to the Maker the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Payee or an affiliate thereof, the Payee shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder.  The provisions of this Section may be waived by Payee upon not less than 61 days’ prior notice to the Maker.

(c)           The Payee may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would require the Maker to issue shares of Common Stock in excess of the Maker’s then sufficient authorized and unissued shares of Common Stock.

(d)           The Payee may not convert in excess of $7,500 of this Note (whether principal amount of this Note or accrued and unpaid interest thereon) in any calendar month.

4.           Deliveries.  Not later than three (3) Trading Days (as defined in Section 15) after any Conversion Date (the “Delivery Date”), the Maker will deliver to the Payee (i) a certificate or certificates representing the number of Shares being acquired upon the conversion of the principal amount of this Note and any interest accrued thereunder being converted pursuant to the Conversion Notice (subject to the limitations set forth in Section 3 hereof), and (ii) an endorsement by the Maker of the Loan Schedule acknowledging the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted (an “Endorsement”).  The Maker’s delivery to the Payee of stocks certificates in accordance clause (i) above shall be Maker’s conclusive endorsement of the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted as set forth in the Loan Schedule.

5.           Optional Redemption of Principal Amount.  Provided a Triggering Event or an event which with the passage of time or the giving of notice could become Triggering Event has not occurred, whether or not such Triggering Event has been cured, the Maker will have the option of prepaying the outstanding principal amount of this Note (“Optional Redemption”), in whole or in part, by paying to the Payee a sum of money equal to two hundred percent (200%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Payee arising under this Note through the Redemption Payment Date as defined below (the “Redemption Amount”).  Maker’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”).  The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be twenty (20) days after the date of the Notice of Redemption (the “Redemption Period”).  A Notice of Redemption shall not be effective with respect to any portion of the principal amount for which the Payee has a pending election to convert; provided, however, that Payee may not initiate any additional conversions during the Redemption Period.  On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which Payee has exercised its conversion rights prior to the Notice of Redemption, shall be paid in good funds to Payee.  In the event Maker fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void.

6.           Certain Adjustments.

(a)           In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Payee shall have the right thereafter to, at its option, (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing under this Note only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Payee shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Note could have been converted immediately prior to such reclassification or share exchange would have been entitled or (B) require the Maker to prepay the aggregate of its outstanding principal amount under this Note, plus all interest accrued and other amounts due and payable thereon, at a price determined and payable in accordance with Section 7.  The entire prepayment price shall be paid in cash.  This provision shall similarly apply to successive reclassifications or share exchanges.

(b)           No adjustments in the Conversion Price shall be required if such adjustment is less than $0.0001, provided that any adjustments which by reason of this Section are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 7 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(c)           Whenever the Conversion Price is adjusted pursuant to any of Section 6, the Maker shall promptly mail to the Payee a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiting such adjustment.

(d)           If (A) the Maker shall declare a dividend (or any other distribution) on the Common Stock; (B) the Maker shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Maker shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Maker shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Maker is a party, any sale or transfer of all or substantially all of the assets of the Maker, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Maker shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Maker; then, in each case, the Maker shall cause to be filed at each office or agency maintained for the purpose of conversion of the any portion of the principal amount and interest outstanding under this Note, and shall cause to be mailed to the Payee at its last address as it shall appear upon the stock books of the Maker, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(e)           In case of any (1) merger or consolidation of the Maker with or into another Person that would constitute a Change of Control Transaction (as defined in Section 15), or (2) sale, directly or indirectly, by the Maker of more than one-half of the assets of the Maker (on an as valued basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Maker or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Maker or another Person: then the Payee shall have the right to (A) convert the then aggregate amount of principal and interest outstanding under this Note into the shares of stock and other securities, cash, and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Payee shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate amount of principal and interest outstanding under this Note could have been converted immediately prior to such merger, consolidation or sale would have been entitled, (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible convertible debt with aggregate principal amount equal to the then aggregate amount of principal outstanding under this Note, plus all accrued and unpaid interest and other amounts owing thereon, which convertible debt shall have terms identical (including with respect to conversion) to the terms of this Note and shall be entitled to all of the rights and privileges of the Payee as set forth herein and the agreements pursuant to which this Note was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible debt, shall have the right to convert such debt only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation, or (C) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange the then outstanding aggregate amount of principal and interest under this Note for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Stock that have tendered or exchanged their shares of Common Stock following such tender or exchange, and the Payee shall be entitled upon such exchange or tender to receive such amount of securities, cash and property as the shares of Common Stock into which the then outstanding aggregate amount of principal and interest under this Note could have been converted (taking into account all then accrued and unpaid dividends) immediately prior to such tender or exchange.  The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as to continue to give the Payee the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event.  This provision shall similarly apply to successive such events.

(f)           The Maker covenants that it will reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the outstanding aggregate amount of principal and interest under this Note as herein provided, upon the conversion of the outstanding amount of principal and interest under this Note.  The Maker covenants that all shares of Common Stock that shall be issuable pursuant to the terms thereof shall, upon issuance, be duly authorized, validly issued and fully paid, and nonassessable.

(g)           Upon a conversion hereunder the Maker shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.  If the Maker elects not, or is unable, to make such a cash payment, the Payee shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(h)           The issuance of certificates for shares of the Common Stock on conversion of the principal amount and interest outstanding under this Note shall be made without charge to the Payee for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

7.           Mandatory Prepayment Upon Triggering Events. Upon the occurrence of a Triggering Event (as defined below), the Payee shall have the right (in addition to all other rights it may have hereunder under this Note or under applicable law), exercisable at the sole option of the Payee, to require the Maker to prepay all or a portion of the outstanding principal amount of this Note plus all accrued and unpaid interest thereon. Such prepayment shall be due and payable within thirty (30) Trading Days of the date on which the notice for the payment therefor is provided by the Payee.

A “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary. or effected by operation of law or pursuant to any judgment, decree or order of any court. or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of the principal of interest on or other payments owing in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date, the Maturity Date, by acceleration or otherwise);

(ii)          the Maker shall fail for any reason to deliver certificates or an Endorsement to the Payee prior to the sixtieth (60th) day after a Conversion Date pursuant to and in accordance with Section 4(a);

(iii)         the Maker shall be a party to any Change of Control Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), or shall redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of the Maker (other than redemptions of Shares);

(iv)         the Maker or any of its subsidiaries shall commence or there shall be commenced against the Maker or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or any subsidiary thereof or there is commenced against the Maker or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Maker or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Maker or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker or any subsidiary thereof for the purpose of effecting any of the foregoing; or

(v)          the Maker shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of this Note, and such failure or breach shall not, if subject to the possibility of a cure by the Maker, have been remedied within sixty (60) days after the date on which notice of such failure or breach shall have been given.

8.           No Waiver of Payee’s Rights, etc.  All payments of principal and interest shall be made without setoff, deduction or counterclaim.  No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right.  The Maker hereby waives presentment of payment, protest, and notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.  Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

9.           Modifications.  No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

10.         Cumulative Rights and Remedies; Usury.  The rights and remedies of the Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available. If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

11.         Collection Expenses. If this obligation is placed in the hands of an attorney for collection after default, and provided the Payee prevails on the merits in respect to its claim of default, the Maker shall pay (and shall indemnify and hold harmless the Payee from and against), all reasonable attorneys’ fees and expenses incurred by the Payee in pursuing collection of this Note.

12.         Successors and Assigns. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns.  The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.

13.         Lost or Stolen Promissory Note.  If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note.  In such event, the Maker may require the Payee to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

14.         Governing Law.  This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the county of Bergen, State of New Jersey, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

15.         Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or State of Utah are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 33% of the voting securities of the Maker, (ii) a replacement of more than one-half of the members of the Maker’s board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Maker with or into another entity, the direct or indirect consolidation or sale of all or substantially all of the assets of the Maker in one or a series of related transactions, unless following such transaction, the holders of the Maker’s securities continue to hold at least 66% of such securities following such transaction or (iv) the execution by the Maker of an agreement to which the Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

“Conversion Price” shall be 50% of the average of the Per Share Market Values during the three (3) Trading Days immediately preceding a Conversion Date (subject to adjustment pursuant to Section 5 hereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Payee.

“Person” means a corporation, an association, a partnership, limited liability company an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

“Trading Day” means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New Jersey or State of Utah are authorized or required by law or other government action to close.

IN WITNESS WHEREOF, the Maker has caused this Convertible Promissory Note to be duly executed and delivered as of the date first set forth above.

QUEST MINERALS & MINING CORP.

By:	/s/ Eugene Chiaramonte, Jr.
Name: Eugene Chiaramonte, Jr.
Title: President

EXHIBIT A

NOTICE OF CONVERSION

Dated:

The undersigned hereby elects to convert the principal amount and interest indicated below of the attached Convertible Promissory Note into shares of common stock, $0.001 par value (the “Common Stock”), of Quest Minerals & Mining Corp., according to the conditions hereof, as of the date written below.  No fee will be charged to the holder for any conversion.

Exchange calculations: ______________________________________________

Date to Effect Conversion: ___________________________________________

Principal Amount and Interest of
Secured Convertible Note to be Converted: ______________________________

Number of shares of Common Stock to be Issued: ________________________

Applicable Conversion Price:

Signature: __________________________________________

Name:_____________________________________________

Address: ___________________________________________

-Exhibit A-

EXHIBIT B

LOAN SCHEDULE

Convertible Promissory Note Issued by Quest Minerals & Mining Corp.

Dated: December 14, 2009

SCHEDULE
OF
CONVERSIONS AND PAYMENTS OF PRINCIPAL

Date of Conversion	Amount of Conversion	Total Amount Due Subsequent To Conversion

-Exhibit B-